SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.      )

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐ Preliminary Proxy Statement	☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material under Rule 14a-12

HCA INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.

Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
QUESTIONS AND ANSWERS
STOCK OWNERSHIP
ITEM 1 -- ELECTION OF DIRECTORS
Information Concerning Director Nominees
Corporate Governance
Section 16(a) Beneficial Ownership Reporting Compliance
Certain Legal Proceedings
ITEM 2 -- STOCKHOLDER PROPOSAL
ITEM 3 -- OTHER MATTERS
AUDIT COMMITTEE REPORT FOR 2002
Audit and Non-Audit Fees
EXECUTIVE COMPENSATION
Summary Compensation Table
Option Grants During 2002
Aggregate Option Exercises During 2002 and Fiscal Year-End Option Values
Supplemental Executive Retirement Plan
Directors’ Compensation
COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
Employment, Severance and Change in Control Agreements
Compensation Committee Interlocks and Insider Participation
Certain Relationships and Related Transactions
Company Stock Performance
GENERAL INFORMATION
Annual Report
Householding of Annual Meeting Materials
Additional Information
HCA INC. RESTATED CHARTER OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

HCA INC.

One Park Plaza

Nashville, Tennessee 37203
(615) 344-9551

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held May 22, 2003

Dear Stockholder:

      On Thursday, May 22, 2003, HCA Inc. will hold its 2003 annual meeting of stockholders at the executive offices of HCA located at One Park Plaza, Nashville, Tennessee. The meeting will begin at 1:30 p.m., Central Daylight Time.

      Only stockholders that own our common stock at the close of business on April 1, 2003 may vote at this meeting. A list of our stockholders will be available at our principal executive offices at One Park Plaza, Nashville, Tennessee, during ordinary business hours for ten days prior to the annual meeting. At the meeting, we will consider the following proposals:

1.	To elect thirteen directors to hold office until the next annual meeting of stockholders or until their respective successors have been duly elected and qualified;

2.	To act on one stockholder proposal; and

3.	To transact such other business as may properly come before the meeting or any postponement or adjournment of the meeting.

      Our 2002 annual report to stockholders is being mailed to stockholders with this proxy statement. The annual report is not part of the proxy solicitation materials.

      References to “HCA,” “the Company,” “we” or “us” in this Notice and Proxy Statement refer to HCA Inc. and its affiliates unless otherwise indicated by context.

      Please note that space limitations make it necessary to limit attendance at the annual meeting to stockholders. Registration will begin at 1:00 p.m., Central Daylight Time. If you attend, please note that you may be asked to present valid picture identification. “Street name” holders will need to bring a copy of a brokerage statement reflecting stock ownership as of the record date. Cameras, recording devices and other electronic devices are not permitted at the meeting.

      WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN AS PROMPTLY AS POSSIBLE THE ENCLOSED PROXY IN THE ACCOMPANYING REPLY ENVELOPE. STOCKHOLDERS WHO ATTEND THE MEETING MAY REVOKE THEIR PROXIES AND VOTE IN PERSON.

By Order of the Board of Directors,

John M. Franck II
Vice President and Corporate Secretary

Nashville, Tennessee

April 14, 2003

HCA INC.

ONE PARK PLAZA
NASHVILLE, TENNESSEE 37203

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

MAY 22, 2003

i

QUESTIONS AND ANSWERS

1.  Q:  WHAT IS THE PURPOSE OF THE ANNUAL MEETING?

A:	At HCA’s annual meeting, stockholders will act upon the matters outlined in the notice of meeting on the cover page of this proxy statement, including the election of thirteen directors and consideration of one stockholder proposal. In addition, our management will make a brief presentation and respond to questions from stockholders.

2.  Q:  WHO MAY ATTEND THE ANNUAL MEETING?

A:	Stockholders of record on April 1, 2003, or their duly appointed proxies, may attend the meeting. “Street name” holders (those whose shares are held through a broker or other nominee) will need to bring a copy of a brokerage statement reflecting their ownership of our common stock as of the record date. Space limitations make it necessary to limit attendance to stockholders. Cameras, recording devices and other electronic devices are not permitted at the meeting.

3.  Q:  WHO IS ENTITLED TO VOTE AT THE ANNUAL MEETING?

A:	Only stockholders of record as of the close of business on April 1, 2003, the record date for the meeting, are entitled to receive notice of and participate in the annual meeting. As of the record date, there were approximately 491,038,000 shares of our voting common stock outstanding. Approximately 14,500 holders of record held the shares. Every stockholder is entitled to one vote for each share of common stock the stockholder held as of the record date.

4.  Q:  WHO IS SOLICITING MY VOTE?

A:	This proxy solicitation is being made and paid for by HCA. In addition, we have retained Georgeson Shareholder to assist in the solicitation. We will pay Georgeson Shareholder approximately $12,000 plus out-of-pocket expenses for their assistance. Our directors, officers and employees may also solicit proxies by personal interview, mail, e-mail, telephone, facsimile or other electronic means. They will not be paid additional remuneration for their efforts. We will also request brokers and other fiduciaries to forward proxy solicitation material to the beneficial owners of shares of the common stock that the brokers and fiduciaries hold of record. We will reimburse them for their reasonable out-of-pocket expenses.

5. Q:	WHAT MAY I VOTE ON?

A: •	The election of thirteen directors to our board of directors; and

•	One stockholder proposal.

6. Q:	HOW DOES THE BOARD RECOMMEND I VOTE ON THE PROPOSALS?

A:	The board recommends that you vote:

•	FOR each of the director nominees; and
•	AGAINST the stockholder proposal.

7.	Q:	HOW WILL VOTING ON ANY OTHER BUSINESS BE CONDUCTED?

A:	We are not aware of any business to be considered at the 2003 annual meeting other than the matters described in this proxy statement. If any other business is presented at the annual meeting, your signed proxy card gives authority to Jack O. Bovender, Jr., our Chairman and Chief Executive Officer, Robert A. Waterman, our Senior Vice President and General Counsel, and John M. Franck II, our Vice President and Corporate Secretary, to vote on such matters at their discretion.

8.	Q:	CAN I VOTE THE SHARES I OWN UNDER HCA’S RETIREMENT PLANS ON THESE MATTERS?

A:	In accordance with the retirement plans, the shares held under those plans are voted at the direction of our retirement committee, which is made up of certain members of our management. Even though retirement plan participants will receive this proxy statement along with our 2002 annual report to stockholders, the members of the retirement committee, and not individual participants, will vote shares held under the retirement plans.

9.	Q:	HOW DO I VOTE?

A:	You may vote by signing and dating each proxy card you receive and returning it in the enclosed prepaid envelope. If you return your signed proxy card but do not mark the boxes showing how you wish to vote, your shares will be voted FOR the election of each nominee named under “Election of Directors” and AGAINST the stockholder proposal. You have the right to revoke your proxy at any time before the meeting by:

•	notifying our Vice President and Corporate Secretary, John M. Franck II, at One Park Plaza, Nashville, Tennessee 37203;
•	voting in person; or
•	submitting a later-dated proxy card.

10.	Q:	CAN I VOTE BY TELEPHONE OR ELECTRONICALLY?

A:	If you are a registered stockholder you may vote by telephone or electronically through the Internet by following the instructions included with your proxy card.

If your shares are held by your broker, often referred to as in “street name,” please check your proxy card or contact your broker or nominee to determine whether you will be able to vote by telephone or electronically.

11.	Q:	WHAT IS THE VOTE REQUIRED TO APPROVE EACH PROPOSAL?

A:	Each of the director nominees must receive affirmative votes from a plurality of the votes cast to be elected. This means that the thirteen nominees receiving the greatest number of votes will be elected as directors. The stockholder proposal must receive affirmative votes from a majority of the shares represented in person or by proxy and entitled to vote.

12.	Q:	WHAT CONSTITUTES A “QUORUM”?

A:	The presence at the meeting, in person or by proxy, of the holders of a majority of the aggregate voting power of the common stock outstanding on the record date will constitute a quorum. There must be a quorum for business to be conducted at the meeting. Proxies received but marked as abstentions and broker non-votes will be included in the calculation of the number of shares considered to be present at the meeting.

13. Q: WHAT IF I ABSTAIN FROM VOTING?

A:	If you attend the meeting or send in your signed proxy card, but abstain from voting on any proposal, you will be counted for purposes of determining whether a quorum exists. If you abstain from voting on the election of directors, your abstention will have no effect on the outcome. If you abstain from voting on the stockholder proposal, your abstention will have the same effect as a vote against the proposal.

14. Q: HOW DO I VOTE MY SHARES IF THEY ARE HELD IN THE NAME OF MY BROKER (STREET NAME)?

A:	If your shares are held by your broker or other nominee, often referred to as in “street name,” you will receive a form from your broker seeking instruction as to how your shares should be voted.

15. Q: WILL MY SHARES BE VOTED IF I DO NOT SIGN AND RETURN MY PROXY CARD?

A:	If you are a registered stockholder and you do not sign and return your proxy card, your shares will not be voted at the annual meeting. If your shares are held in “street name” and you do not issue instructions to your broker, your broker may vote your shares at their discretion on routine matters, but may not vote your shares on non-routine matters. Under the New York Stock Exchange rules, the proposal relating to election of directors is deemed to be a routine matter, but the stockholder proposal is not a routine matter. Therefore, if you do not issue instructions to your broker, your broker may vote your shares at its discretion on your behalf on the election of directors, but may not vote your shares on the stockholder proposal.

16. Q: WHAT IS A “BROKER NON-VOTE”?

A:	Under the New York Stock Exchange rules, brokers and nominees may exercise their voting discretion without receiving instructions from the beneficial owner of the shares on proposals that are deemed to be routine matters. If a proposal is not a routine matter, the broker or nominee may not vote the shares with respect to the proposal without receiving instructions from the beneficial owner of the shares. Since the proposals to be voted on at our annual meeting are both routine and non-routine matters, a broker may turn in a proxy card voting shares at their discretion on the routine matter (i.e., the election of directors), but expressly stating that the broker is not voting on the non-routine matter (i.e., the stockholder proposal). In this case, the action with respect to the stockholder proposal is referred to as a “broker non-vote.”

17. Q:	WHAT IS THE EFFECT OF A BROKER NON-VOTE?

A:	Broker non-votes will be counted for the purpose of determining the presence or absence of a quorum, but will not be counted for determining the number of votes cast. A broker non-vote will not affect the outcome of any proposal in the Proxy Statement.

18. Q: WHO WILL COUNT THE VOTES?

A:	A representative of our transfer agent, National City Bank, will count the votes and act as an inspector of election.

19. Q: HOW CAN I PARTICIPATE IF I AM UNABLE TO ATTEND?

A:	If you are unable to attend the meeting in person, we invite you to listen to the live Internet broadcast of our annual meeting. The live broadcast will begin at 1:30 p.m., Central Daylight Time, on May 22, 2003. To listen, simply log on to the web at http://www.videonewswire.com/event.asp?id=13426.

20. Q:	WHEN WAS THIS PROXY STATEMENT MAILED TO STOCKHOLDERS?

A:	This proxy statement was first mailed to stockholders on or about April 14, 2003.

21. Q:	WHEN ARE STOCKHOLDER PROPOSALS DUE IN ORDER TO BE INCLUDED IN OUR PROXY STATEMENT FOR THE 2004 ANNUAL MEETING?

A:	Any stockholder proposals to be considered for inclusion in next year’s proxy statement must be submitted in writing to John M. Franck II, Vice President and Corporate Secretary, HCA Inc., One Park Plaza, Nashville, Tennessee 37203, prior to the close of business on December 16, 2003.

22. Q:	WHEN ARE OTHER STOCKHOLDER PROPOSALS DUE?

A:	Our certificate of incorporation contains an advance notice provision that requires that a stockholder’s notice of a proposal to be brought before an annual meeting must be timely. In order to be timely, the notice must be addressed to our Corporate Secretary and delivered or mailed and received at our principal executive offices not less than 60 days nor more than 90 days before the scheduled date of the meeting (or, if less than 70 days notice or prior public disclosure of the date of the meeting is given, the tenth day following the earlier of the day the notice was mailed or the day the public disclosure was made).

23. Q:	HOW CAN I OBTAIN ADDITIONAL INFORMATION ABOUT THE COMPANY?

A:	We will provide a copy of our Annual Report on Form 10-K for the year ended December 31, 2002, excluding certain of its exhibits, without charge to any stockholder who makes a written request to the Office of Investor Relations, HCA, One Park Plaza, Nashville, Tennessee 37203. Our Annual Report on Form 10-K and other SEC filings also may be accessed on the world wide web at http://www.sec.gov or on the Investor Relations page of the Company’s website at http://www.hcahealthcare.com. Our website address is provided as an inactive textual reference only. The information provided on our website is not part of this report, and therefore is not incorporated by reference.

STOCK OWNERSHIP

      The following table sets forth information regarding the beneficial ownership of our common stock as of April 1, 2003 (unless otherwise noted), for:

•	certain benefit plans we sponsor that collectively own at least 5% of the outstanding shares of our common stock;

•	each person who is known by us to own beneficially more than 5% of the outstanding shares of our common stock;

•	each of our current directors and director nominees;

•	each of our executive officers named in the Summary Compensation Table; and

•	all of our directors and executive officers as a group.

      The percentages of shares outstanding provided in the tables are based on 491,037,663 voting shares outstanding as of April 1, 2003. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Unless otherwise indicated, each person or entity named in the table has sole voting and investment power, or shares voting and investment power with his or her spouse, with respect to all shares of stock listed as owned by that person. The number of shares shown does not include the interest of certain persons in shares held by family members in their own right. Shares issuable upon the exercise of options that are exercisable within 60 days of April 1, 2003 are considered outstanding for the purpose of calculating the percentage of outstanding shares of our common stock held by the individual, but not for the purpose of calculating the percentage of outstanding shares held by any other individual. The address of each of our directors, executive officers and benefit plans listed below is c/o HCA Inc., One Park Plaza, Nashville, Tennessee 37203.

Name of Beneficial Owner	Number of Shares		Percent

HCA Inc. Stock Benefit Plans	28,106,691	(1)	5.7
Magdalena H. Averhoff, M.D.	26,347	(2)	*
Jack O. Bovender, Jr.	1,367,774	(3)	*
Richard M. Bracken	688,396	(4)	*
J. Michael Cook	35,977	(5)	*
Martin Feldstein	40,314	(6)	*
Thomas F. Frist, Jr., M.D.	17,012,758	(7)	3.5
Frederick W. Gluck	47,941	(8)	*
Jay F. Grinney	563,234	(9)	*
Glenda A. Hatchett	31,579	(10)	*
Samuel N. Hazen	437,714	(11)	*
Charles O. Holliday, Jr.	12,845	(12)	*
T. Michael Long	41,562	(13)	*
John H. McArthur	23,814	(14)	*
Kent C. Nelson	40,314	(15)	*
Carl E. Reichardt	204,248	(16)	*
Frank S. Royal, M.D.	130,097	(17)	*
Harold T. Shapiro	23,058	(18)	*
Robert A. Waterman	583,086	(19)	*
All directors and executive officers as a group (35 persons)	26,377,152	(20)	5.3

*	Less than one percent.

(1)	Represents shares beneficially owned by employees and former employees participating in the HCA 401(k) Plan, EPIC Healthcare Group, Inc. Profit Sharing Plan and Healthtrust, Inc. 401(k) Retirement Program and voted at the direction of our retirement committee, which is composed of certain of our officers.

(2)	Includes 14,617 shares issuable upon exercise of options.
(3)	Includes 1,176,910 shares issuable upon exercise of options and 107 shares beneficially owned in employee plans but not voted by participant.
(4)	Includes 589,452 shares issuable upon exercise of options and 6,603 shares beneficially owned in employee plans but not voted by participant.
(5)	Includes 26,759 shares issuable upon exercise of options.
(6)	Includes 33,903 shares issuable upon exercise of options.
(7)	Includes 234,286 shares issuable upon exercise of options and 20,130 shares beneficially owned in employee plans but not voted by participant. Also includes 5,530,326 shares with respect to which Dr. Frist has sole voting and investment power and 11,228,016 shares with respect to which Dr. Frist has shared voting and investment power. Does not include 45,498 shares owned by Mrs. Frist on her own behalf, with respect to which Dr. Frist disclaims beneficial ownership.
(8)	Includes 33,903 shares issuable upon exercise of options.
(9)	Includes 528,007 shares issuable upon exercise of options and 60 shares beneficially owned in employee plans but not voted by participant.

(10)	Includes 24,648 shares issuable upon exercise of options.
(11)	Includes 388,840 shares issuable upon exercise of options and 1,883 shares beneficially owned in employee plans but not voted by participant.
(12)	Includes 7,391 shares issuable upon exercise of options.
(13)	Includes 33,903 shares issuable upon exercise of options.
(14)	Includes 16,403 shares issuable upon exercise of options.
(15)	Includes 33,903 shares issuable upon exercise of options.
(16)	Includes 33,903 shares issuable upon exercise of options.
(17)	Includes 33,903 shares issuable upon exercise of options.
(18)	Includes 16,977 shares issuable upon exercise of options.
(19)	Includes 527,749 shares issuable upon exercise of options and 107 shares beneficially owned in employee plans but not voted by participant.
(20)	Includes 8,161,617 shares issuable upon exercise of options and 76,208 shares beneficially owned in employee plans but not voted by participants.

ITEM 1 — ELECTION OF DIRECTORS

      The current board of directors of HCA consists of fifteen directors. Our board of directors is not classified so all of our directors are elected annually. Thirteen directors will be elected at the annual meeting. Mr. J. Michael Cook and Mr. Carl E. Reichardt are retiring from the board of directors and will not be seeking re-election. We propose that the nominees listed below be elected as members of the board of directors at the annual meeting. Each of the nominees shall be elected to serve as a director until the annual meeting of stockholders in 2004 or until his or her respective successor is duly elected and qualified. If a nominee becomes unable or unwilling to accept nomination or election, the person or persons voting the proxy will vote for such other person or persons as may be designated by the board of directors.

Information Concerning Director Nominees

      Information concerning the nominees proposed by the board of directors for election is set forth below.

Magdalena H. Averhoff, M.D.

Director Since 1992
Age 52

      Magdalena H. Averhoff, M.D. is a physician specializing in gastroenterology. She has practiced in Miami, Florida since 1982. Dr. Averhoff currently serves on the Board of Cedars Medical Center. She has served as the Chairperson of the Performance Improvement Committee and the Credentials Committee at Cedars Medical Center. Dr. Averhoff has served as the President of Victoria Hospital and the President and Chief of Staff of Cedars Medical Center. She also serves as a director of the South Florida Inner-City Games.

Jack O. Bovender, Jr.

Director Since 1999
Age 57

      Jack O. Bovender, Jr. has served as our Chairman and Chief Executive Officer since January 2002. Mr. Bovender served as President and Chief Executive Officer from January 2001 to December 2001. From August 1997 to January 2001, Mr. Bovender served as President and Chief Operating Officer of the Company. From April 1994 to August 1997, he was retired after serving as Chief Operating Officer of HCA-Hospital Corporation of America from 1992 until 1994. Prior to 1992, Mr. Bovender held several senior level positions with HCA-Hospital Corporation of America.

Richard M. Bracken

Director Since 2002
Age 50

      Richard M. Bracken was appointed our President and Chief Operating Officer in January 2002, after being appointed Chief Operating Officer in July 2001. Mr. Bracken served as President – Western Group of the Company from August 1997 until July 2001. From January 1995 to August 1997, Mr. Bracken served as President of the Pacific Division of the Company. Prior to 1995, Mr. Bracken served in various hospital Chief Executive Officer and Administrator positions with HCA-Hospital Corporation of America.

Martin Feldstein

Director Since 1998
Age 63

      Martin Feldstein has served as a Professor of Economics at Harvard University since 1967. Dr. Feldstein also has served as the President and Chief Executive Officer of the National Bureau of Economic Research, a non-profit economic research firm, since 1977, except for the period from August 1982 to July 1984 when he served as Chairman of the Council of Economic Advisors. Dr. Feldstein is also a director of American International Group, Inc. and Eli Lilly and Company.

Thomas F. Frist, Jr., M.D.

Director Since 1994
Age 64

      Thomas F. Frist, Jr., M.D. stepped down as our Chairman in January 2002. Dr. Frist served as an executive officer and Chairman of our board of directors from January 2001 to January 2002. From July 1997 to January 2001, Dr. Frist served as our Chairman and Chief Executive Officer. Dr. Frist served as Vice Chairman of the board from April 1995 to July 1997 and as Chairman from February 1994 to April 1995. He was Chairman, Chief Executive Officer and President of HCA-Hospital Corporation of America from 1988 to February 1994.

Frederick W. Gluck

Director Since 1998
Age 67

      Frederick W. Gluck has served as a senior counselor to McKinsey & Company, Inc., an international consulting firm, since July 1998. He worked with Bechtel Group, Inc. from February 1995 to July 1998, serving as its Vice Chairman and Director from January 1996 to July 1997. Mr. Gluck held various positions with McKinsey & Company from 1968 to 1995. During this period he led the firm as managing director for six years. Mr. Gluck is also a director of Amgen Inc., New York Presbyterian Hospital and the Cottage Health System.

Glenda A. Hatchett

Director Since 2000
Age 51

      Glenda A. Hatchett currently hosts a nationally syndicated television court show, “Judge Hatchett.” Ms. Hatchett served as the Chief Judge of Fulton County Juvenile Court from 1991 until May 1999. Ms. Hatchett served as Judge of Fulton County Juvenile Court from 1990 until 1991. Prior to that time, Ms. Hatchett held various leadership positions with Delta Air Lines, Inc.’s legal and public relations departments. Ms. Hatchett is also a director of The Gap, Inc.

Charles O. Holliday, Jr.

Director Since 2002
Age 55

      Charles O. Holliday, Jr. has served as the Chairman and Chief Executive Officer of E. I. du Pont de Nemours and Company, or DuPont, since January 1999, and has served as Chief Executive Officer of DuPont since February 1998. Mr. Holliday served as President of DuPont from December 1997 to December 1998. He was Chairman of DuPont, Asia Pacific from July 1995 until November 1997. Mr. Holliday held a number of other positions with DuPont from 1970 to 1995. Mr. Holliday is also a director of Analog Devices, Inc. and Catalyst and is chairman of The Business Council and a member of The Business Roundtable.

T. Michael Long

Director Since 1991
Age 59

      T. Michael Long is a partner with Brown Brothers Harriman & Co., a private banking firm. Mr. Long has been employed by Brown Brothers Harriman & Co. for 36 years and he is currently the co-manager of The 1818 Fund III, L.P. and its predecessors, The 1818 Fund, L.P. and The 1818 Fund II, L.P. Mr. Long is also a director of VAALCO Energy, Inc., CMSI, Inc., Picis, Inc., Genessee & Wyoming, Inc. and MedSource Technologies, Inc. He also serves as a Trustee of Upper Canada College Educational Fund, Inc. and Ithaca College.

John H. McArthur

Director Since 1998
Age 69

      John H. McArthur served as Dean of the Faculty of the Harvard University Graduate School of Business Administration from 1980 to 1995. He was on the faculty of the Harvard Business School from 1962 to 1995. Mr. McArthur currently serves as Senior Advisor to the President of the World Bank. Mr. McArthur is also a director of AES Corporation, BCE Inc., BCE Emergis, Inc., Bell Canada, Cabot Corporation, GlaxoSmithKline plc, Koc Holding A.S., Rohm and Haas Company, and Telesat Canada.

Kent C. Nelson

Director Since 1998
Age 65

      Kent C. Nelson served as Chairman and Chief Executive Officer of United Parcel Service, from November 1989 to December 1996. Mr. Nelson held various positions with United Parcel Service over a 37-year period. Mr. Nelson is a member of the Boards of the Annie E. Casey Foundation and United Way of Metropolitan Atlanta. He also serves on the Boards of Trustees of Emory University’s Carter Center and the Ball State University Foundation. In addition, Mr. Nelson is the current Chairman of the CDC Foundation.

Frank S. Royal, M.D.

Director Since 1994
Age 63

      Frank S. Royal, M.D. is a physician who has been practicing in Richmond, Virginia for over 20 years. Dr. Royal served as President and Chairman of the National Medical Association. Dr. Royal is a director of Chesapeake Corporation, CSX Corporation, Smithfield Foods, Inc., Dominion Resources, Inc. and SunTrust Banks, Inc. He also serves as Chairman of the Boards of Trustees of Meharry Medical College and Virginia Union University.

Harold T. Shapiro

Director Since 2001
Age 67

      Harold T. Shapiro currently serves as Professor of Economics and Public Affairs at Princeton University. Dr. Shapiro served as the President of Princeton University from January 1988 to July 2001 and as the President of the University of Michigan from 1980 to 1987. Dr. Shapiro served as chairman of the National Bioethics Advisory Commission from 1986 to 2001, and is currently chair of the Alfred P. Sloan Foundation. Dr. Shapiro is also a director of The Dow Chemical Company, DeVry Inc., the University of Pennsylvania Medical Center and the Robert Wood Johnson Medical School.

Corporate Governance

      Our business is managed under the direction of the board of directors. Our board delegates the conduct of the business to our senior management team.

      During 2002, our board of directors held eight meetings. All incumbent directors attended at least seventy-five percent of the board meetings and meetings of the committees of the board on which the director served.

      Our Chairman and Chief Executive Officer usually proposes the agenda for the board meetings. Directors receive the agenda and supporting information in advance of the meetings. Directors may raise other matters to be included in the agenda or at the meetings. Our Chairman and Chief Executive Officer and other members of senior management make presentations to the board at the meetings and a substantial portion of the meeting time is devoted to the board’s discussion of these presentations. An executive session for non-management directors is scheduled at each regular board meeting.

      Directors have regular access to senior management. They may also seek independent, outside advice. The board considers all major decisions. The board has established six standing committees so that certain areas can be addressed in more depth than might be possible at a full board meeting. Committee assignments are reassessed annually. In 2002, the directors participated in a board evaluation and assessment.

      Audit Committee. Members of the audit committee are Carl E. Reichardt (Chairman), Martin Feldstein, Frederick W. Gluck, John H. McArthur and Harold T. Shapiro, none of whom are our officers or employees and all of whom are “independent” within the meaning of the New York Stock Exchange’s current rules. This committee reviews the programs of our internal auditors, the results of their audits, and the adequacy of our system of internal controls and accounting practices. This committee also reviews the scope of the annual audit by our independent auditors before its commencement, reviews the results of the audit and reviews the types of services for which we retain independent auditors. In 2002, this committee met 12 times.

      Compensation Committee. Members of the compensation committee are Frank S. Royal, M.D. (Chairman), J. Michael Cook, Frederick W. Gluck and Charles O. Holliday, Jr., none of whom are our officers or employees. This committee’s functions include oversight of compensation arrangements for executive management, review of compensation plans relating to officers, grants of options, grants of restricted stock and other benefits under our employee benefit plans, and general review of our employee compensation policies. In 2002, this committee met four times.

      Ethics and Compliance Committee. Members of the ethics and compliance committee are J. Michael Cook (Chairman), Magdalena H. Averhoff, M.D., Glenda A. Hatchett, Charles O. Holliday and Frank S. Royal, M.D., none of whom are our officers or employees. This committee’s functions include review of matters relating to our ethics and compliance functions and review of the adequacy, scope and results of our ethics and compliance procedures. In 2002, this committee met five times.

      Executive Committee. Members of the executive committee are Jack O. Bovender, Jr., Kent C. Nelson and Frank S. Royal, M.D. This committee has the authority to exercise all of the powers of the full board of directors, with certain exceptions relating to major corporate matters. This committee is available to review with members of management certain areas of our operations and to act when it is impractical to assemble the entire board for a meeting. In 2002, this committee did not meet.

      Finance and Investments Committee. Members of the finance and investments committee are John H. McArthur (Chairman), Martin Feldstein, Thomas F. Frist, Jr., M.D., T. Michael Long and Kent C. Nelson, none of whom are our officers or employees. This committee’s functions include review and consideration of matters relating to our financial and investment strategies. In 2002, this committee met three times.

      Nominating and Corporate Governance Committee. Members of the nominating and corporate governance committee are T. Michael Long (Chairman), Magdalena H. Averhoff, M.D., Glenda A. Hatchett and Harold T. Shapiro, none of whom are our officers or employees. This committee considers, investigates and recommends to the board of directors, qualified candidates for election to the board of directors and reviews and recommends our corporate governance policies. In 2002, this committee met four times.

      Our board of directors has adopted a retirement policy for its members. Under the policy, no person may be nominated to a term of office on the board of directors if he or she has attained the age of 72 before the first day of the proposed term of office.

      The board of directors will consider nominees for the board of directors recommended by stockholders if stockholders comply with the advance notice provisions contained in our certificate of incorporation. Directors are selected based on their demonstrated knowledge, experience and ability in their chosen endeavors and, most importantly, based on their ability to represent the interests of all the stockholders. Stockholder recommendations for nominees must include biographical information and the proposed nominee’s written consent to nomination. The recommendations must be addressed to our Corporate Secretary and delivered or mailed and received at our principal executive offices not less than 60 days nor more than 90 days before the scheduled date of the meeting (or, if less than 70 days notice or prior public disclosure of the date of the meeting is given, the tenth day following the earlier of the day the notice was mailed or the day public disclosure was made).

Section 16(a) Beneficial Ownership Reporting Compliance

      Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers and greater than ten-percent stockholders to file initial reports of ownership and reports of changes in ownership of any of our securities with the Securities and Exchange Commission, the New York Stock Exchange and us. We believe that during the 2002 fiscal year, all of our directors and officers complied with the requirements of Section 16(a) except for R. Milton Johnson who, due to an administrative error, inadvertently failed to file timely a single report with respect to a gift of shares to a charity during 2001. This belief is based on our review of forms filed or written notice that no reports were required.

Certain Legal Proceedings

      We are currently a party to several stockholder derivative, class action and other lawsuits. The plaintiffs have named several of our current and former directors and executive officers as defendants in the lawsuits. Our Annual Report on Form 10-K for the year ended December 31, 2002 provides more information with respect to these and other legal proceedings.

      THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” EACH OF THE NOMINEES.

ITEM 2 — STOCKHOLDER PROPOSAL

      We receive many suggestions from stockholders, some as formal stockholder proposals. All are given careful attention.

      Proponents of one stockholder proposal have stated that they intend to present the following proposal at the annual meeting. The name, address and number of shares of common stock held by the proponent will be furnished to stockholders, either orally or in writing, as requested, promptly upon receipt of any oral or written request directed to our Corporate Secretary’s office. The proposal and the proponent’s statements are quoted below. The board of directors opposes the following proposal for the reasons stated after the proposal.

Stockholder Proposal Relating to Chief Executive Officer’s Compensation

RESOLVED: The shareholders of HCA Inc. (the Company) request that the Compensation Committee of the Board of Directors meet with the Company’s Chief Executive Officer to review ways he can voluntarily reduce his compensation to more reasonable and justifiable levels and to report on the outcome of their review in next year’s proxy statement.

Supporting Statement

William J. McDonough, President of the Federal Reserve Bank of New York, in a widely reported speech on Sept. 11, 2002, called on top corporate executives to cut their pay. Citing a study that found the average chief executive officer’s pay has gone from 42 to 400 times that of the average production worker in the past 20 years, Mr. McDonough labeled the big jump in executive compensation “terribly bad social policy and perhaps even bad morals.” He urged “CEOs and their boards should simply reach the conclusion that executive pay is excessive and adjust it to more reasonable and justifiable levels.”

There has been some movement in that direction already.

Cendant Corp. announced that the compensation of its chairman and CEO, Henry Silverman, would be more than halved after he voluntarily agreed to the elimination of his right to an annual stock option grant and more closely linked his overall pay to the company’s earnings.

The compensation of the Company’s CEO needs review. The Company’s 2002 proxy statement showed in its performance graph that during 2001 the Company’s total stockholder return (based on cumulative total return on a $100 investment on December 31, 1996) dropped $13.39 while the Company’s self-selected peer group, the S&P Hospital Management Index, rose $4.74. Yet for 2001, according to the executive compensation charts in the 2002 proxy statement, the Company’s CEO received a salary of $1,027,526, restricted stock valued at $1,171,576, options on 400,000 shares (which potentially have a value of $9,388,139 based on a 5% assumed compounded annual rate of stock price appreciation for the term of the options and a value of $23,791,387 based on a 10% assumed compounded annual rate of stock price appreciation for the term of the options), and $203,596 in all other compensation [company contributions to the CEO’s retirement, 401(k) and restoration plan].

We submit it is indisputable from those facts and figures that the Company’s Compensation Committee should meet with the CEO to review ways to reduce his compensation to more reasonable and justifiable levels and to report to shareholders on the outcome of that review in next year’s proxy statement.

The Board of Directors’ Response to the Stockholder Proposal

      The board of directors opposes this proposal. The proposal, if adopted, would request the compensation committee of HCA’s board of directors to meet with HCA’s chief executive officer to review ways he can voluntarily reduce his total compensation received from HCA. The board believes HCA’s executive compensation program is designed to attract, motivate, reward and retain the talent required to execute HCA’s business strategy, consistent with our goal of promoting stockholder value. All executive compensation, including the chief executive officer’s, is set in a manner the board believes to be in the best interests of the Company and its stockholders. As set forth under the heading Company Stock Performance on page 22 of this proxy statement, the cumulative total stockholder return of a $100 investment (assuming reinvestment of all dividends) in HCA common stock and the S&P 500 Index on December 31, 1997, would have resulted in values of $131.57 and $124.65, respectively, as of December 31, 2001, and $141.92 and $97.10, respectively, as of December 31, 2002.

      HCA employs its chief executive officer to manage the day-to-day operations of the Company as a leading provider of healthcare services. HCA’s compensation committee oversees decisions on compensation and benefits for HCA’s executives, and reviews and approves compensation arrangements for executive officers, including the chief executive officer. The compensation committee reviews, on an annual basis, the chief executive officer’s total compensation. The committee (comprised solely of independent directors) considers a broad range of factors in determining an appropriate compensation package for the chief executive officer, including his level of responsibility and individual performance. The committee also considers the compensation practices of other large companies. Moreover, the committee has retained an outside compensation consultant to assist the committee in its review. This process is described each year in HCA’s proxy statement. The board of directors believes the chief executive officer’s compensation is appropriate.

      For the reasons described above, the board of directors recommends a vote AGAINST this proposal. Proxies will be voted AGAINST this proposal unless otherwise specified.

ITEM 3 — OTHER MATTERS

      We are not aware of any matters other than those discussed in the foregoing materials contemplated for action at the annual meeting. The persons named in the proxies will vote in accordance with the recommendation of the board of directors on any other matters properly brought before the annual meeting. Discretionary authority for them to do so is contained in the proxy.

AUDIT COMMITTEE REPORT FOR 2002

      The audit committee is comprised of five non-employee directors and operates under a written charter recently amended by the board of directors on March 27, 2003, which is attached as Exhibit A to HCA’s proxy statement. The amended charter takes into account the provisions of the Sarbanes-Oxley Act of 2002 and the New York Stock Exchange’s proposed corporate governance listing standards. All of the members of the audit committee are “independent” as defined under the rules of the New York Stock Exchange. During 2002, the Audit Committee met 12 times.

      The primary purpose of the audit committee is to assist the board of directors in fulfilling its responsibility to oversee (i) the integrity of the financial statements of HCA, (ii) HCA’s compliance of legal and regulatory requirements, (iii) the independent auditors’ qualifications and independence, and (iv) the performance of HCA’s internal audit function and independent auditors. The audit committee is directly responsible for the appointment, compensation and oversight of the work of the independent auditors. The independent auditors report directly to the audit committee. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. HCA’s independent auditors are responsible for planning and carrying out proper annual audits and quarterly reviews of HCA’s financial statements. The independent auditors express an opinion on the conformity of HCA’s audited financial statements with accounting principles generally accepted in the United States.

      In the performance of its oversight function, the audit committee has reviewed and discussed the audited financial statements with management and the independent auditors. The audit committee has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended by Statement on Auditing Standards No. 90 (Audit Committee Communications). In addition, the audit committee has received from the independent auditors the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and discussed with them their independence from HCA and its management. The audit committee has considered whether the independent auditors’ provision of non-audit services to HCA is compatible with the auditor’s independence.

      The audit committee discussed with HCA’s internal and independent auditors the overall scope and plans for their respective audits. The audit committee meets with the internal and independent auditors, with and without management present, to discuss the results of their examinations, the evaluations of HCA’s internal controls and the overall quality of HCA’s financial reporting.

      In reliance on the reviews and discussions referred to above, the audit committee recommended to the board of directors, and the board has approved, that the audited financial statements be included in HCA’s Annual Report on Form 10-K for the year ended December 31, 2002, for filing with the Securities and Exchange Commission.

Carl E. Reichardt (Chairman)
Martin Feldstein
Frederick W. Gluck
John H. McArthur
Harold T. Shapiro

      The foregoing report of the audit committee does not constitute soliciting material and shall not be deemed incorporated by reference by any general statement incorporating by reference the proxy statement into any filing by HCA under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such acts.

Audit and Non-Audit Fees

      The audit committee has appointed Ernst & Young LLP as our independent auditors. The independent auditors will audit our consolidated financial statements for 2003. Ernst & Young LLP has served as our independent auditors since 1994. We have been informed by Ernst & Young LLP that neither their firm, nor any member of their firm, has any financial interest, direct or indirect, in any capacity in the Company or any of our subsidiaries.

      Audit Fees. The aggregate audit fees billed to us by Ernst & Young LLP for professional services rendered for the audit of our annual consolidated financial statements and related accounting consultation, for the reviews of the condensed consolidated financial statements included in our quarterly reports on Form 10-Q, for various state and foreign regulatory audits and for comfort letters provided in connection with the Company’s issuance of public debt securities totaled $5.3 million and $4.9 million for 2002 and 2001, respectively.

      Audit-Related Fees. The aggregate audit-related fees billed to us by Ernst & Young LLP for professional services rendered for the audits of our benefits plans, for the audits of certain subsidiaries and affiliates, for internal control reviews and other accounting consultations totaled $2.0 million and $1.9 million for 2002 and 2001, respectively.

      Tax Fees. The aggregate tax fees billed to us by Ernst & Young LLP for professional tax services rendered for tax compliance and federal, state and local tax advice totaled $2.1 million and $1.6 million for 2002 and 2001, respectively.

      Financial Information Systems Design and Implementation Fees. No fees were billed to us by Ernst & Young LLP during 2002 or 2001 for professional services regarding financial information systems design and implementation.

      All Other Fees. The aggregate of all other fees billed to us by Ernst & Young LLP primarily for health sciences advisory services and real estate advisory services totaled $641,000 and $324,000 for 2002 and 2001, respectively.

      The audit committee has considered whether the independent auditors provision of non-audit services to HCA is compatible with the auditors’ independence.

EXECUTIVE COMPENSATION

Summary Compensation Table

      The following table sets forth information regarding the compensation earned by the Chief Executive Officer and the other four most highly compensated executive officers based on salary and bonus earned during 2002 (named executive officers).

					Long-Term Compensation
	Annual Compensation				Awards

				Other		Securities
				Annual	Restricted	Underlying	All Other
Name and Principal		Salary	Bonus	Compensation	Stock Awards	Options/	Compensation
Positions	Year	($)(1)	($)	($)(2)	($)(3)	SARS (#)(4)	($)(5)

Jack O. Bovender, Jr.	2002	$1,117,210	—	—	$2,043,236	225,000	$291,410
Chairman and	2001	$1,027,526	—	—	$1,171,576	400,000	$203,596
Chief Executive Officer	2000	$812,527	—	—	$793,678	—	$16,343

Richard M. Bracken	2002	$731,270	—	—	$1,034,796	125,000	$166,884
President, Chief	2001	$587,550	—	—	$614,757	220,000	$104,327
Operating Officer and Director	2000	$497,509	—	—	$404,920	—	$15,024

Jay F. Grinney	2002	$731,827	—	—	$423,215	80,000	$109,723
President — Eastern Group	2001	$700,313	—	—	$119,972	20,000	$101,862
	2000	$497,509	—	—	$389,780	—	$12,671

Samuel N. Hazen	2002	$487,513	—	—	$517,365	80,000	$93,725
President — Western Group	2001	$351,576	—	—	$287,422	115,000	$57,265
	2000	$257,523	—	—	$207,410	—	$14,174

Robert A. Waterman	2002	$548,890	—	—	$540,101	40,000	$77,315
Senior Vice President and	2001	$525,238	—	—	$496,623	20,000	$38,177
General Counsel	2000	$500,002	—	—	$384,214	—	$6,786

(1)	Salary amounts do not include the value of restricted stock awards granted pursuant to our Amended and Restated 1995 Management Stock Purchase Plan in lieu of a portion of annual salary or shares received pursuant to our Performance Equity Incentive Program. Such awards are included in the Restricted Stock Awards column.
(2)	Except as noted in the table, perquisites and other personal benefits did not exceed the lesser of either $50,000 or 10% of the total of annual salary and bonus for the named executive officer.
(3)	Restricted Stock Awards include the following:

•	Shares of HCA Common Stock awarded pursuant to the Management Stock Purchase Plan. Pursuant to our Amended and Restated 1995 Management Stock Purchase Plan, officers may elect to receive restricted shares in lieu of up to 25% of base salary, purchased at a 25% discount from the average market price of the stock during the deferral period. With respect to shares issued pursuant to the plan in lieu of a portion of annual salary, amounts in the table represent the dollar value of the shares based on the average of the closing prices per share of HCA stock during the two semi-annual deferral periods. With respect to the first semi-annual deferral period in 2002, Messrs. Bovender, Bracken, Hazen and Waterman received 5,464, 3,576, 2,384 and 2,706 shares, respectively, at the average closing price of $44.718 for a total of $244,339, $159,912, $106,608 and $121,007, respectively. With respect to the second semi-annual deferral period in 2002, Messrs. Bovender, Bracken, Hazen and Waterman received 5,605, 3,669, 2,446 and 2,732, respectively, at the average closing price of $44.968 for a total of $252,046, $164,988, $109,992 and $122,853, respectively. Subject to certain exceptions, the restrictions on the shares lapse three years after the grant date.

•	Shares of HCA Common Stock awarded pursuant to the Company’s Performance Equity Incentive Program. 2002 amounts include restricted shares of HCA common stock awarded pursuant to the Performance Equity Incentive Program based on the closing price per share on the date of grant ($42.68). Pursuant to the plan, Messrs. Bovender, Bracken, Grinney, Hazen and Waterman were awarded 36,243, 16,633, 9,916, 7,047 and 6,941 restricted shares with a value as of the grant date of

$1,546,851, $709,896, $423,215, $300,766 and $296,242, respectively. Subject to certain exceptions, the restrictions lapse on 50% of the shares each year over the two years following the grant.

As of December 31, 2002, Messrs. Bovender, Bracken, Grinney, Hazen and Waterman held an aggregate of 87,015, 46,464, 22,843, 23,319 and 33,230 shares of restricted stock, respectively. Pursuant to SEC rules, after deducting the consideration paid therefore, the shares held by Messrs. Bovender, Bracken, Grinney, Hazen and Waterman had a net pre-tax value as of December 31, 2002 of $2,500,449, $1,247,743, $706,533, $563,524 and $776,229, respectively. Dividends will be payable on shares of restricted HCA common stock if and to the extent paid on HCA common stock generally, regardless of whether or not the shares are vested. The amounts presented do not include shares awarded in January 2003 pursuant to the Performance Equity Incentive Program.

(4)	Represents options to acquire shares of our common stock.

(5)	In 2002, consists of Company contributions to our Retirement Plan, matching Company contributions to our 401(k) Plan and Company accruals for our Restoration Plan as set forth below.

	Bovender	Bracken	Grinney	Hazen	Waterman

HCA Retirement Plan	$17,330	$17,331	$12,604	$17,331	$9,453
HCA 401(k) Matching Contribution	$2,167	$2,667	$2,750	$2,583	$2,500
HCA Restoration Plan	$271,913	$146,886	$94,369	$73,811	$65,362

Option Grants During 2002

      The following table presents additional information concerning the option awards shown in the Summary Compensation Table for 2002. These options to purchase our common stock were granted to the named executive officers under the Company’s 2000 Equity Incentive Plan, at exercise prices equal to the fair market value of our common stock on the date of grant.

	Individual Grants
					Potential Realizable
		Percent of Total			Value at Assumed Annual
		Options			Rates of Stock Price
	Number of	Granted to			Appreciation for Option
	Securities	Employees in	Exercise		Term(3)
	Underlying	Last Fiscal	Price Per	Expiration
Name	Options(1)	Year	Share(2)	Date	5% ($)	10% ($)

Jack O. Bovender, Jr.	225,000	2.49%	$41.84	1/24/2012	$5,920,414	$15,003,492
Richard M. Bracken	125,000	1.38%	$41.84	1/24/2012	$3,289,119	$8,335,273
Jay F. Grinney	80,000	0.88%	$41.84	1/24/2012	$2,105,036	$5,334,575
Samuel N. Hazen	80,000	0.88%	$41.84	1/24/2012	$2,105,036	$5,334,575
Robert A. Waterman	40,000	0.44%	$41.84	1/24/2012	$1,052,518	$2,667,287

(1)	These options vest in four equal annual installments beginning on the first anniversary of the date of grant.

(2)	The exercise price of all options equals the closing price of HCA’s common stock on the date of grant.

(3)	The potential realizable value portion of the foregoing table represents a hypothetical value that might be realized upon exercise of the options immediately prior to the expiration of their term, assuming the specified compounded rates of appreciation on the common stock over the term of the options. The amounts do not take into account provisions of the options relating to vesting, non-transferability or termination of the option following termination of employment.

Aggregate Option Exercises During 2002 and Fiscal Year-End Option Values

      The following table provides information related to options to purchase common stock of HCA exercised by the named executive officers during the 2002 fiscal year, and the number and value of options held at fiscal year end. All shares and options represent HCA shares and options. We have not issued stock appreciation rights or warrants to our executive officers.

			Number of Securities		Value of Unexercised In-
			Underlying Unexercised		The-Money Options/SARs
	Shares Acquired		Options/SARs (#)		at Fiscal Year-End ($)(1)
	On Exercise	Value
Name	(#)	Realized ($)	Exercisable	Unexercisable	Exercisable	Unexercisable

Jack O. Bovender, Jr.	0	0	915,495	630,165	$15,459,480	$3,741,843
Richard M. Bracken	0	0	487,474	355,728	$6,170,830	$976,712
Jay F. Grinney	197,184	$6,287,199	437,279	160,728	$4,932,697	$1,664,012
Samuel N. Hazen	0	0	312,506	218,834	$3,937,098	$985,383
Robert A. Waterman	0	0	433,873	133,876	$7,096,654	$1,998,212

(1)	The closing price for HCA common stock as reported by the New York Stock Exchange on December 31, 2002, the last trading day of the year, was $41.50. Value is calculated on the basis of the difference between the closing price and the option exercise price multiplied by the number of shares of common stock underlying the option.

Supplemental Executive Retirement Plan

      HCA maintains a Supplemental Executive Retirement Plan (“SERP”) that is intended to qualify as a “top-hat” plan designed to benefit a select group of management or highly compensated employees.

      In the event the employee’s “accrued benefits under the Company’s Plans,” are (utilizing actuarial factors) insufficient to provide the “life annuity amount,” the SERP will provide a benefit equal to the amount of the shortfall. The following table presents the estimated maximum annual benefit payable to a participant from a combination of the SERP and other accrued benefits under the Company’s Plans upon normal retirement based upon “pay average,” “years of service” and a 2.4% “accrual rate.” The benefit amounts listed are not subject to any deduction for Social Security.

	Years of Service

Pay Average	5	10	15	20	25

$ 200,000	$24,000	$48,000	$72,000	$96,000	$120,000
$ 400,000	$48,000	$96,000	$144,000	$192,000	$240,000
$ 600,000	$72,000	$144,000	$216,000	$288,000	$360,000
$ 800,000	$96,000	$192,000	$288,000	$384,000	$480,000
$1,000,000	$120,000	$240,000	$360,000	$480,000	$600,000
$1,200,000	$144,000	$288,000	$432,000	$576,000	$720,000
$1,400,000	$168,000	$336,000	$504,000	$672,000	$840,000
$1,600,000	$192,000	$384,000	$576,000	$768,000	$960,000
$1,800,000	$216,000	$432,000	$648,000	$864,000	$1,080,000
$2,000,000	$240,000	$480,000	$720,000	$960,000	$1,200,000
$2,200,000	$264,000	$528,000	$792,000	$1,056,000	$1,320,000
$2,400,000	$288,000	$576,000	$864,000	$1,152,000	$1,440,000
$2,600,000	$312,000	$624,000	$936,000	$1,248,000	$1,560,000
$2,800,000	$336,000	$672,000	$1,008,000	$1,344,000	$1,680,000
$3,000,000	$360,000	$720,000	$1,080,000	$1,440,000	$1,800,000

      The “life annuity amount” is the annual benefit payable as a life annuity to a participant upon normal retirement. It is equal to the participant’s “accrual rate” multiplied by the product of the participant’s “years of service” times the participant’s “pay average.” The SERP benefit for each year equals the life annuity amount less the annual life annuity amount produced by the employee’s “accrued benefits under the Company’s Plans.” The life annuity amount payable to a participant who takes early retirement is reduced by three percent for each full or partial year that the participant retires prior to age 62.

      The “accrual rate” is a percentage assigned to each participant, and is either 2.2% or 2.4%. A participant is credited with a “year of service” for each calendar year that the participant performs at least 1,000 hours of service for HCA or for a subsidiary of HCA, or for each year the participant is otherwise credited by HCA, subject to a maximum credit of 25 years of service.

      A participant’s “pay average” is an amount equal to one-fifth of the sum of the compensation during the period of 60 consecutive months for which total compensation is greatest within the 120 consecutive month period immediately preceding the participant’s retirement. For purposes of this calculation, the participant’s compensation includes base compensation, payments under the Performance Equity Incentive Program and bonuses paid prior to the establishment of the Performance Equity Incentive Program. Compensation reported as “other annual compensation” in the Summary Compensation Table is not included in the pay average.

      The “accrued benefits under the Company’s Plans” of an employee equal the sum of the employer-funded benefits accrued under the HCA Retirement Plan, the HCA 401(k) Plan, the Healthtrust, Inc. — The Hospital Company 401(k) Retirement Program, the EPIC Healthcare Group, Inc. Profit Sharing Plan and any other tax-qualified plan maintained by HCA or a subsidiary, the income/loss adjusted amount distributed to the participant under any of these plans, the account credit and the income/loss adjusted amount distributed to the participant under the HCA Restoration Plan and any other nonqualified retirement plans sponsored by HCA or an HCA subsidiary.

      As of December 31, 2002, the estimated credited years of service for each of the named executive officers were as follows: Mr. Bovender, 23 years; Mr. Bracken, 21 years; Mr. Grinney, 13 years; Mr. Hazen, 20 years; and Mr. Waterman, 5 years.

Directors’ Compensation

      Our outside directors (those directors who are not our officers or employees) may choose to receive an annual retainer of $50,000 payable in restricted stock that vests one year from the date of the grant or to receive a five-year retainer of $250,000 in restricted stock units that vest annually over a five-year period at a rate of 20% per year. Awards are made pursuant to the Company’s 2000 Equity Incentive Plan.

      Outside directors are also eligible to receive competitive option awards pursuant to the 2000 Equity Incentive Plan. In 2002, the board granted Mr. Holliday, a recently elected director, an option to purchase 18,478 shares of our common stock (exercisable at the shares’ fair market value on the date of the grant) in order to make his compensation commensurate with the aggregate equity compensation awarded to our other outside directors. This grant vests annually over a five-year period at a rate of 20% per year, commencing on the date of the grant.

      In 2002, the board meeting fee was $1,500 per meeting. Non-employee director committee members received a committee retainer of $3,000 and committee chairpersons received a $5,000 committee retainer in 2002. These retainers are payable in cash or restricted share units. Committee chairpersons received a meeting fee of $1,500 per committee meeting, and other committee members received $1,200 per committee meeting. Additionally, we reimbursed directors for expenses incurred relating to attendance at meetings.

      The Company from time to time may ask a director as part of his or her service as a director to participate in a business related meeting or in meetings which the Company believes will further his or her education as a director of a public company. In such event, the Company reimburses the director for all reasonable travel expenses and pays the director an additional fee equal to the board meeting fee. The Company reports these payments to the board committee responsible for director compensation matters.

      The HCA Foundation matches charitable contributions by directors up to an aggregate $15,000 annually. Employee directors are not eligible for any additional compensation for service on the board or its committees.

COMPENSATION COMMITTEE REPORT ON

EXECUTIVE COMPENSATION

      The Compensation Committee of the board of directors oversees decisions on compensation and benefits for the Company’s executives. The Committee is comprised solely of people who are both “Non-employee Directors” as defined in Rule 16b-3 of the rules promulgated under the Securities Exchange Act of 1934 and

“outside directors” for purposes of the Internal Revenue Code of 1986. Responsibilities of the Compensation Committee include review and approval of the following items: executive compensation strategy, compensation arrangements for executive management, design and administration of the Performance Equity Incentive Program (“PEP”), stock option and restricted stock authorization requests and grants, and executive benefits and perquisites. In addition, the Committee considers the proper alignment with executive pay policies by overseeing employee compensation policies, corporate performance measurement and assessment, and CEO performance assessment.

Compensation Objectives

      The Compensation Committee believes that the most effective executive compensation program aligns the interests of the Company’s stakeholders with those of the executives. The Company’s primary objective is to provide the highest quality health care to our patients while enhancing long-term stockholder value. The Compensation Committee is committed to a strong, positive link between the Company’s objectives and its compensation and benefits practices.

Compensation Policies with Respect to Executive Officers

      The Company’s executive compensation structure consists of base salary, annual PEP restricted stock grants, and stock option grants. In addition, the Company provides an opportunity for executives to participate in a stock purchase plan and two supplemental retirement plans. Generally, executive base salaries are positioned at the 75th percentile of the market, PEP awards are positioned at the 25th percentile of the market at target performance, and the target value of the stock option grant pool varies from the 25th to the 75th percentile based on Company performance. The Committee believes that this positioning is appropriate as it ensures a long-term performance focus taking into account both quantitative and qualitative factors that affect the long-term value and health of the enterprise. The Committee also considers individual performance and such other factors as it deems appropriate in its subjective judgment.

      To ensure that the executives’ pay levels are consistent with the compensation strategy, the Committee collects compensation data from three marketplaces: (i) similarly-sized general industry companies, (ii) a special subset of general industry companies with business characteristics similar to HCA, and (iii) other healthcare providers. The Committee believes that this broader perspective provides an appropriate basis for competitive executive compensation assessment. The Committee evaluates HCA’s executive total pay positioning annually with the assistance of an outside consultant. The compensation of the named executive officers is listed in the Summary Compensation Table found under “Executive Compensation” in this proxy statement.

Base Salary

      Each year, the Committee evaluates base salaries for HCA’s executives. In determining appropriate salary levels and salary increases, the Committee considers level of responsibility, individual performance, vulnerability to recruitment by other companies, projected role and responsibilities, internal equity, external pay practices and such other factors as it deems appropriate. For 2003, HCA increased salaries for a limited number of executives as a result of significant increases in responsibility and/or internal value considerations. HCA gave a one-time lump sum payment for those who did not receive salary increases. The Committee implemented this strategy based on the Company’s stated pay positioning strategy.

Management Stock Purchase Plan

      Select executives may elect to convert up to 25% of their annual base salary into restricted shares of common stock under the Management Stock Purchase Plan. These restricted shares are granted at a 25% discount. The restricted period is generally three years from the date of grant, encouraging a long-term Company focus. With certain exceptions, if employment is terminated during the restricted period, the employee receives a cash payment equal to the lesser of (a) the then-current fair market value of the restricted shares or (b) the aggregate salary foregone by the employee as a condition to receiving the restricted shares.

Performance Equity Incentive Program

      Executives have an annual opportunity to earn restricted shares of common stock under the Performance Equity Incentive Program. Each participant is assigned an annual award target as a percentage of salary. Actual awards are based on financial, patient, employee and individual performance factors. In 2002, the PEP awards for the named executive officers were based on the Company’s EBITDA performance. For purposes of the program, EBITDA means income before depreciation and amortization, interest expense, loss on retirement of debt, settlement with Federal government, gains and losses on sales of facilities, impairment of investment securities, impairment of long-lived assets, investigation-related costs, minority interests and income taxes. For the Company’s other executives, the awards were based on a combination of financial and non-financial factors, including earnings per share, EBITDA, patient satisfaction and/or individual performance. To encourage continued focus on the longer-term performance, PEP restricted stock awards vest over a two-year period in equal installments after the date of grant.

      For the 2003 plan year, the Committee has elected to modify the PEP. In order to reinforce HCA’s commitment to integrity and the delivery of high quality healthcare, HCA requires each PEP participant to adhere to the Company’s mission and values in order to receive an award under the program. In addition, the Committee may make PEP awards payable in either restricted stock or deferred cash. The Committee believes this change will promote a balance between cash and equity compensation.

Stock Options

      The Compensation Committee believes that stock option grants provide an equity incentive that focuses executive attention on managing the business effectively and ensuring that operational decisions are based on long-term considerations that benefit the business and its stockholders. In determining the size of individual option grants, the Committee considers an assessment of Company performance, the executive’s level of responsibility, past and anticipated contributions to the Company, competitive practices, the number of shares available for grant, and the potential dilution from making the grants. Option grants to executive officers are made with a 10 year term, and an exercise price equal to fair market value of the common stock on the date of the grant. Options vest annually over four years.

Restoration Plan and Supplemental Executive Retirement Plan

      HCA’s key executives participate in two supplemental retirement programs. The Restoration Plan provides a benefit to replace the lost contributions due to the IRS compensation limit under Internal Revenue Code Section 401(a)(17). Executives also participate in the Supplemental Executive Retirement Plan (“SERP”). The SERP benefit brings the total value of annual retirement income to a specific income replacement level and helps HCA remain competitive for attracting and retaining key executive talent.

Chief Executive Officer Compensation

      As Chief Executive Officer, Mr. Bovender’s base salary, target PEP award and long-term incentive award for 2002 were determined by the Compensation Committee in a manner consistent with the factors described above for all executive officers. The factors considered by the Compensation Committee included, but were not limited to, Mr. Bovender’s pay positioning relative to the market and the Committee’s view of his individual performance and contributions to the Company’s achievements during 2002.

      Mr. Bovender’s salary for 2002 was $1,512,500. In determining Mr. Bovender’s PEP award for 2002 performance, the Compensation Committee considered HCA’s financial performance relative to its 2002 EBITDA objective. Mr. Bovender’s 2002 PEP award was $1,701,563. In addition, the Committee granted 225,000 stock options to Mr. Bovender in 2002 under the 2000 Equity Incentive Plan. The stock options have a 10 year term, an exercise price equal to fair market value of the common stock on the date of grant, and vest equally over four years.

      For 2003, Mr. Bovender’s salary will remain at $1,512,500; he received a lump sum of $75,625 in lieu of a salary increase. In addition, Mr. Bovender received an option to purchase 300,000 shares of common stock at an exercise price equal to the fair market value of the common stock on the date of grant, with a 10 year term and a four year vesting schedule. Mr. Bovender is eligible to participate in the PEP, Management Stock Purchase Plan, Restoration Plan and SERP.

Executive Compensation Tax Deductibility

      Under Section 162(m) of the Internal Revenue Code, compensation paid by a publicly-held corporation to the chief executive officer and four other most highly paid executive officers in excess of $1 million per year per officer is deductible only if paid pursuant to qualifying performance-based compensation plans approved by stockholders. Because the amount and mix of individual compensation are based on competitive considerations as well as Company and individual performance, executive officer nonperformance-based compensation may exceed $1 million in a given year. While the Committee considers the tax implications of its compensation decisions, the Committee believes its primary focus should be to attract, retain and motivate executives and to align the executives’ interests with those of the Company’s stakeholders.

      The foregoing report is respectfully submitted by the members of the 2002 Compensation Committee of the Board of Directors whose members were as follows:

                              Frank S. Royal, M.D. (Chairman)

                              J. Michael Cook
                              Frederick W. Gluck
                              Charles O. Holliday Jr.

      The foregoing report of the Compensation Committee shall not be deemed incorporated by reference by any general statement incorporating by reference the proxy statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such acts.

Employment, Severance and Change in Control Agreements

      Mr. Waterman has an employment agreement with the Company. The agreement states that if he is terminated without cause after 2002, HCA will pay him severance equal to one year’s salary.

Compensation Committee Interlocks and Insider Participation

      During 2002, the Compensation Committee of the board of directors was composed of Frank S. Royal, M.D., J. Michael Cook, Frederick W. Gluck and Charles O. Holliday Jr. None of these persons has at any time been an officer or employee of HCA or any of its subsidiaries. In addition, there are no relationships among HCA’s executive officers, members of the Compensation Committee or entities whose executives serve on the Compensation Committee that require disclosure under applicable SEC regulations.

Certain Relationships and Related Transactions

      In December 2000, HCA transferred 116 medical office buildings (“MOBs”) to MedCap Properties, LLC (“MedCap”). HCA received approximately $250 million and a minority interest (approximately 48%) in MedCap in the transaction. MedCap is a private company that was formed by HCA and other investors to acquire the buildings. Charles A. Elcan, the Chief Manager of MedCap and a member of MedCap’s board of governors, owns 18,040 Class A units and 370 Class C units in MedCap then representing approximately 17% of the units in MedCap. During 2002, Mr. Elcan and HCA received approximately $2.7 million and $7.6 million, respectively, in distributions in respect of their units in the same manner as other unit holders. During 2002, no distributions were made in respect of the Class C units. During 2002, Mr. Elcan received approximately $269,000 in salary and a bonus of approximately $672,000 pursuant to an employment agreement with a limited liability company affiliated with and providing management services to MedCap. These payments were based in part on achieving certain performance thresholds and on MedCap attaining certain revenue levels. Mr. Elcan’s employment agreement expires June 30, 2003. Mr. Elcan is the son-in-law of Dr. Frist, a director and former executive officer of HCA.

      HCA leases certain office space from MedCap and during 2002 paid MedCap $19.4 million in rents for such leased office space. HCA reserves certain rights of control and approval with respect to the leasing, operation and maintenance of the MOBs transferred to MedCap. In return for these rights, HCA has provided MedCap with a contingent guaranty of a specified level of net operating income which is defined as rental income less operating expenses. This operations and support agreement relates to the majority of the MOBs transferred to MedCap. The amount of the contingent guaranty is calculated in reference to the net operating income of all MOBs covered by the agreement. No payments were required under the agreement during 2002. HCA has also provided net operating income support for certain MOBs that are newly constructed or have relatively low occupancy rates. HCA incurred costs of $1.9 million under these agreements during 2002. In 2002 the term for these operations and support agreements was extended by one year to December 2006.

      MedCap has the option to require HCA to purchase the affiliated MOBs with respect to an HCA hospital that is closed or replaced. The purchase price for affiliated MOBs under the option agreement is the greater of their aggregate current fair value or their aggregate book value at MedCap’s formation date. During 2002, HCA repurchased one MOB from MedCap that was affiliated with a hospital facility that HCA planned to expand. The aggregate purchase price was $400,000, which was an amount negotiated by HCA’s management based on an appraisal obtained by HCA. This MOB was valued at $200,000 when it was acquired by MedCap from HCA in December 2000.

      MedCap has rights of first offer on any future MOBs developed by HCA or its affiliates and on the disposition by HCA and its affiliates of any existing MOB associated with HCA hospitals, in geographic markets covered by MedCap. If HCA fails to accept any new development offer by MedCap, MedCap has the right to require HCA to purchase all MedCap MOBs within one mile of the associated hospital. During 2002 and the first quarter of 2003, HCA and MedCap entered into operations and support agreements for two newly constructed MOBs and two MOBs under construction by MedCap. Under these agreements, HCA provides MedCap with a ten to twelve year contingent guaranty of a specified level of net operating income for each of the MOBs. HCA incurred costs of $541,000 under these agreements in 2002. Two of the newly constructed MOBs were acquired by MedCap pursuant to purchase options granted by the original developers to HCA and assigned to MedCap. HCA reserves certain rights of control and approval with respect to the leasing, operation and maintenance of these MOBs.

      On February 28, 2003, MedCap effected a restructuring in which it refinanced an outstanding loan with an unrelated third party, redeemed all of the Class A units owned by an unrelated third party investor and redeemed 19,586 Class B units owned by HCA for $31.3 million, the same price per unit paid to the unrelated party for its Class A units. After giving effect to these redemptions, HCA and Mr. Elcan owned approximately 49% and 28% of MedCap’s units, respectively. In connection with such redemptions and in accordance with the terms of its operating agreement, MedCap distributed $10 million in respect of the Class A units, of which $5.6 million was received by Mr. Elcan in the same manner as other holders of Class A units.

      HCA and Tomco II, LLC, an entity wholly owned by Dr. Thomas F. Frist, Jr., entered into an aircraft hourly rental agreement effective on September 30, 2002 and amended on March 28, 2003, under which Tomco II has agreed to rent an aircraft to HCA for business purposes on an as needed basis, but not to exceed 100 hours in the aggregate during any annual period. During 2002, HCA paid to Tomco II approximately $187,600 for approximately 156 hours of aircraft usage time in 2001 and 2002. HCA believes the rental rate under the agreement is at fair market value.

      HCA and Dr. Frist entered into a retirement agreement effective January 1, 2002, in connection with Dr. Frist’s retirement as an executive officer and as chairman. Pursuant to the agreement, HCA agreed to provide office space, employ an administrative assistant on the budget guidelines used for other HCA employees for his clerical support, provide HCA hangar space for a family-owned aircraft to the extent such space is available and make a one-time payment of $30,352 to enable Dr. Frist to continue comparable medical insurance.

      William Frist, Dr. Thomas F. Frist, Jr.’s son, is employed in HCA’s chief operating officer development program at an HCA-affiliated hospital. During 2002 Mr. William Frist was paid approximately $100,000 for his services.

      C. Shayne George serves as the chief operating officer of an HCA-affiliated hospital. During 2002, Mr. Shayne George was paid approximately $135,000 for his services. Mr. George’s father, V. Carl George, serves as an executive officer of HCA.

      The Company receives services from Zycron Computer Services. Richard Bovender, the son of our Chairman and CEO, is a contractor with Zycron. Zycron has billed HCA on an hourly basis for Richard Bovender’s services during 2003. The Company anticipates that the aggregate amount of fees paid to Zycron relating to services provided by Richard Bovender during 2003 will not exceed $60,000.

      The Company maintains a summer intern program, open to all corporate office employees, for children of our employees who are college or college-bound students. From time to time, our executive officers’ children may participate in this program.

Company Stock Performance

      The following performance graph shall not be deemed incorporated by reference by any general statement incorporating by reference the proxy statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such acts.

      The graph below compares the cumulative total stockholder return on our common stock for the past five years, with the cumulative total return of companies on the Standard & Poor’s 500 Index (S&P 500 Index) and the Standard & Poor’s Health Care Facilities Index (formerly called the Standard & Poor’s Hospital Management Index) over the same period (assuming the investment of $100 in our common stock, the S&P 500 Index and the S&P Health Care Facilities Index on December 31, 1997 and reinvestment of all dividends).

HCA INC.

Comparison of Cumulative Total Returns

	12/97	12/98	12/99	12/00	12/01	12/02

HCA	100.00	83.81	99.62	149.94	131.57	141.92
S&P 500 INDEX	100.00	128.58	155.64	141.46	124.65	97.10
S&P HEALTH CARE FACILITIES INDEX	100.00	80.06	58.58	97.26	99.40	71.77

GENERAL INFORMATION

Annual Report

      Our 2002 annual report to stockholders is being mailed to stockholders with this proxy statement. The annual report is not part of the proxy solicitation materials.

Householding of Annual Meeting Materials

      Some banks, brokers, and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of this Notice of Annual Meeting and Proxy Statement and the 2002 Annual Report may have been sent to multiple stockholders in your household. If you would prefer to receive separate copies of a proxy statement or annual report either now or in the future, please contact your bank, broker or other nominee.

Additional Information

      A copy of our Annual Report on Form 10-K for the year ended December 31, 2002, excluding certain of the exhibits thereto, may be obtained without charge by writing to HCA, Office of Investor Relations, One Park Plaza, Nashville, Tennessee 37203.

EXHIBIT A

Adopted March 27, 2003

HCA INC.

RESTATED CHARTER OF THE AUDIT COMMITTEE
OF THE BOARD OF DIRECTORS

Purpose

      The primary purpose of the Audit Committee (the “Committee”) is to assist the Board of Directors (the “Board”) in fulfilling its responsibility to oversee the integrity of the Company’s financial statements, the Company’s compliance with legal and regulatory requirements,(1) the independent auditor’s qualifications and independence, and the performance of the Company’s internal audit function and independent auditor. The Committee shall provide a forum for communication among the independent auditor, management, the internal auditing department, and the Board. The Committee shall make regular reports to the Board and shall prepare the report required by the rules and regulations of the Securities and Exchange Commission (“SEC Rules”) to be included in the Company’s annual proxy statement.

      In discharging its duties and responsibilities, the Committee is authorized to investigate any matter within the scope of its duties and responsibilities or as otherwise delegated by the Board, with full access to all books, records, facilities and personnel of the Company.

Membership

      The Committee shall be comprised of not less than three members of the Board, and the Committee’s members will meet the independence, experience and other requirements of the New York Stock Exchange (“NYSE”), Section 10A(m)(3) of the Securities Exchange Act of 1934 (the “Exchange Act”), and the SEC Rules. A Committee member other than in his or her capacity as a Committee member, Board member or member of any other Board Committee shall not accept directly or indirectly any consulting, advisory or other compensatory fee from the Company or be an “affiliated person” of the Company or any subsidiary thereof in violation of NYSE or SEC Rules. If a Committee member simultaneously serves on the audit committee of more than three public companies, the Board shall determine that such simultaneous service will not impair the ability of such member to serve effectively on the Committee and disclose such determination in the Company’s annual proxy statement.

      The Board acting on the recommendation of the Nominating and Governance Committee will appoint annually the members of the Committee and shall determine whether the Committee has an audit committee financial expert as defined by SEC Rules and whether such expert is “independent” from management as defined in Schedule 14A of the SEC Rules.

Meetings and Procedures

      The Committee shall meet as often as it determines, but not less frequently than quarterly. The Committee shall meet not less frequently than four times annually with management, the internal auditors and the independent auditor in separate executive sessions. The Committee may request any officer or employee of the Company or the Company’s outside counsel or independent auditor, or any other persons whose presence the Committee believes to be necessary or appropriate, to attend a meeting of the Committee or to meet with any members of, or advisors to, the Committee.

      The Committee may retain any independent counsel, experts or advisors (accounting, financial or otherwise) that the Committee believes to be necessary or appropriate. The Committee may also utilize the services of the Company’s regular counsel or other advisors to the Company. The Company shall provide for appropriate funding, as determined by the Committee, for payment of compensation to the independent auditor for the purpose of rendering or issuing an audit report and to any advisors employed by the Committee.

Duties and Responsibilities

      While the Committee has the duties and responsibilities set forth in this Charter, it is not the duty or responsibility of the Committee to prepare the Company’s financial statements or to plan or conduct audits of those financial statements. These are the responsibilities of management and the independent auditor. Additionally, the Committee recognizes that the Company’s financial management, including the internal audit department, as well as its independent auditor, have more knowledge and more detailed information regarding the Company and its financial reports than do Committee members; consequently, in carrying out its duties and responsibilities, the Committee, including any person designated as an audit committee financial expert, is not providing any expert or special assurance as to accuracy or completeness of the Company’s financial statements or any professional certification as to the independent auditor’s work, and is not conducting an audit or investigation of the financial statements nor determining that the financial statements are true and complete or have been prepared in accordance with generally accepted accounting principles (“GAAP”) and applicable SEC Rules.

      The following shall be the common recurring activities of the Committee in carrying out its duties and responsibilities. These functions are set forth with the understanding that the Committee may engage in additional activities as appropriate given the circumstances.

•	The Committee shall have the sole authority to appoint or replace the independent auditor (subject, if applicable, to shareholder ratification). The Committee shall be directly responsible for the compensation and oversight of the work of the independent auditor (including resolution of disagreements between management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work or performing other audit, review or attest services for the Company. The independent auditor shall report directly to the Committee.

•	The Committee shall pre-approve all auditing services and permitted non-audit services (including the fees and terms thereof) to be performed for the Company by its independent auditor, subject to the de minimus exceptions for non-audit services in accordance with Section 10A(i)(1)(B) of the Exchange Act which are approved by the Committee prior to the completion of the audit. Approval by the Committee of a non-audit service shall be disclosed in the reports filed by the Company with the SEC or otherwise as required by law and SEC Rules. Committee pre-approval of audit and non-audit services will not be required if the engagement for the services is entered into pursuant to pre-approval policies and procedures established by the Committee regarding the Company’s engagement of the independent auditor, provided the policies and procedures are detailed as to the particular services, the Committee is informed of each service provided and such policies and procedures do not include delegation of the Committee’s responsibilities under the Exchange Act to the Company’s management. The Committee may delegate to one or more designated Committee members the authority to grant pre-approvals of audit and permitted non-audit services, provided that any decisions to pre-approve shall be presented to the full Committee at its next scheduled meeting.

•	The Committee shall review and discuss with management and the independent auditor the annual audited and quarterly unaudited financial statements, and the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operation” provided on Form 10-Q and Form 10-K. The review and discussion of the financial statements and the matters covered in the independent auditor’s report, if applicable, shall occur prior to the public release of such financial statements and the review and discussion of the related disclosure, including the “Management’s Discussion and Analysis of Financial Condition and Results of Operation”, shall occur prior to the filing of the Form 10-Q or Form 10-K. The Committee shall review and discuss with management and the independent auditor material related party transactions as defined in the Statement of Financial Accounting Standards No. 57 and other accounting and regulatory pronouncements. The Committee also shall review and discuss with the independent auditor the matters required to be discussed by Statement of Auditing Standards No. 61, as may be modified or supplemented. Based on such review and discussion, and based on the disclosures received from, and discussions with, the independent auditor regarding its independence as provided for below, the Committee shall consider whether to recommend to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K.

•	The Committee shall review and discuss with the independent auditor prior to the filing of the Annual Report on Form 10-K the report that such auditor is required to make to the Committee regarding: (A) all accounting policies and practices to be used that the independent auditor identifies as critical; (B) all alternative treatments within GAAP for policies and practices related to material items that have been discussed among management and the independent auditor, including the ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditor; and (C) all other material written communications between the independent auditor and management of the Company, such as any management letter, management representation letter, reports on observations and recommendations on internal controls, independent auditor’s engagement letter, independent auditor’s independence letter and schedule of unadjusted audit differences, if any.

•	The Committee shall discuss with management and the independent auditor: (A) major issues regarding accounting principles and financial statement presentations, including any significant changes in the Company’s selection or application of accounting principles, any major issues as to the adequacy of the Company’s internal controls and any special steps adopted in light of material control deficiencies; and (B) analyses prepared by management and/or the independent auditor setting forth significant financial reporting issues and judgments made in connection with the preparation of the Company’s financial statements. The Committee shall discuss with management and the independent auditor the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on the Company’s financial statements.

•	The Committee shall discuss earnings press releases, including the use of “pro forma” or “adjusted” non-GAAP information. The Committee shall also discuss generally the financial information and earnings guidance which has been or will be provided to analysts and rating agencies.

•	The Committee shall discuss with management, the senior internal audit executive officer and the independent auditor the Company’s major financial risk exposures and its policies with respect to risk assessment and risk management. The Committee shall review the internal audit plan and functions at least annually and review with the independent auditor the responsibilities, budget and staffing of the Company’s internal audit functions. The senior internal audit executive officer shall report directly to the Chair of the Committee and to the Chief Executive Officer.

•	The Committee shall regularly review with the independent auditor any difficulties the independent auditor encountered during the course of the audit work, including any restrictions on the scope of activities or access to requested information or any significant disagreements with management and management’s responses to such matters. In this connection, among the items that the Committee may review with the independent auditor are: (A) any accounting adjustments that were noted or proposed by the auditor but were “passed” (as immaterial or otherwise); (B) any communications between the audit team and the independent auditor’s national office respecting auditing or accounting issues presented by the engagement; and (C) any “management” or “internal control” letter issued, or proposed to be issued, by the independent auditor to the Company.

•	The Committee shall:

-	evaluate the independent auditor’s qualifications, performance and independence, including the review and evaluation of the lead partner of the audit engagement team;

-	ensure the rotation of the lead audit partner of the independent auditor and audit engagement team partners as required by NYSE and SEC Rules;

-	establish hiring policies for employees or former employees of the independent auditor;

-	obtain and review, at least annually, a report by the independent auditor describing the auditing firm’s internal quality control procedures and any material issues raised by its most recent internal quality control review or peer review, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years respecting one or more independent audits carried out by the auditing firm and any steps taken to deal with any such issues;

-	receive from the independent auditor annually a formal written statement delineating all relationships between the independent auditor and the Company consistent with Independence Standards Board Standard No. 1, as may be modified or supplemented by such other standards as may be set by law or regulation or NYSE Rules; and

-	discuss with the independent auditor in an active dialogue any such disclosed relationships or services and their impact on the independent auditor’s objectivity and independence and present to the Board its conclusion with respect to the independence of the independent auditor.

•	The Committee shall receive reports from the principal executive and financial officers of the Company regarding their evaluation of the effectiveness of the Company’s disclosure controls and procedures and the Company’s internal controls and procedures for financial reporting; regarding all significant deficiencies in the design or operation of internal controls which could adversely affect the Company’s ability to record, process, summarize and report financial data and whether they have identified for the independent auditor any material weaknesses in internal controls; regarding any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls; and regarding whether there were significant changes in internal controls or in other factors that could significantly affect internal controls subsequent to the date of their evaluation, including any corrective actions with regard to significant deficiencies and material weaknesses.

•	The Committee shall establish procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls, or auditing matters and for the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

•	The Committee shall discuss with the Company’s General Counsel any legal or regulatory matters that could reasonably be expected to have a material impact on the Company’s business or financial statements.

•	The Committee shall meet at least annually with the Senior Officer with oversight of the Company’s ethics and compliance programs for a report on the Company’s ethics and compliance programs, including a review of any issues that may affect in any material way the financial reporting process, the financial risks of the Company and internal control systems of the Company.(1)

•	The Committee at least annually shall (A) perform an evaluation of the performance of the Committee, including a review of the Committee’s compliance with this Charter; and (B) review and reassess this Charter and submit any recommended changes to the Board for its consideration.

       (1) The Board has a separate Ethics and Compliance Committee. The primary duties and responsibilities of that Committee are to assist the Board and the Audit Committee in fulfilling its duties and responsibilities relating to the Company’s compliance with applicable laws, regulatory standards, industry guidelines, the Company Code of Conduct, and various Company policies and procedures.

Vote by Telephone
H C A c/o National City Bank Corporate Trust Operations Locator 5352 P.O. Box 94987 Cleveland, OH 44101-4900	Have your proxy card available when you call the Toll-Free number 1-800-542-1160 using a touch-tone telephone. You will be prompted to enter your Control Number. Please follow the simple prompts that will be presented to you to record your vote.
              Vote by Internet
Have your proxy card available when you access the website http://www.votefast.com. You will be prompted to enter your Control Number. Please follow the simple prompts that will be presented to you to record your vote.
                  Vote by Mail
Please mark, sign and date your proxy card and return it in the postage-paid envelope provided or return it to: Stock Transfer Dept (HCA) National City Bank, P.O. Box 94987 Cleveland OH 44101-4900.
Vote by Telephone Call Toll-Free using a Touch-Tone phone: 1-800-542-1160	Vote by Internet Access the Website and Cast your vote: http://www.votefast.com	Vote by Mail Return your proxy in the Postage-Paid envelope provided

Vote 24 hours a day, 7 days a week!
Your telephone or Internet vote must be received by 11:59 p.m. Eastern Daylight Time on May 21, 2003, to be counted in the final tabulation.
If you vote by telephone or Internet, please do not send your proxy card by mail.

Your Control Number is:

Proxy must be signed and dated below.
ê  Please fold and detach card at perforation before mailing.  ê

HCA Inc.	PROXY

This proxy is solicited on behalf of the Board of Directors of HCA Inc. for the Annual Meeting of Stockholders on May 22, 2003.
The undersigned hereby (1) acknowledges receipt of the Notice of Annual Meeting of Stockholders of HCA Inc. to be held at the executive offices of HCA located at One Park Plaza, Nashville, Tennessee on May 22, 2003 beginning at 1:30 p.m., Central Daylight Time, and the Proxy Statement and (2) appoints Jack O. Bovender, Jr., Robert A. Waterman and John M. Franck II, and each of them, attorney, agent and proxy of the undersigned, with full power of substitution to vote all shares of common stock of the Company that the undersigned would be entitled to cast if personally present at the meeting and at any adjournment(s) or postponement(s) thereof.
The undersigned hereby revokes any proxy heretofore given to vote or act with respect to the common stock of HCA and hereby ratifies and confirms all that the proxies, their substitutes, or any of them may lawfully do by virtue hereof. If one or more of the proxies named shall be present in person or by substitute at the meeting or at any adjournment(s) or postponement(s) thereof, the proxies so present and voting, either in person or by substitute, shall exercise all of the powers hereby given. Please date, sign exactly as your name appears on the form and promptly mail this proxy in the enclosed envelope. No postage is required.

Signature

Signature
Date:___________________________________ , 2003
Please date this proxy and sign your name exactly as it appears on this form. Where there is more than one owner, each should sign. When signing as an attorney, administrator, executor, guardian, or trustee, please add your title as such. If executed by a corporation, the proxy should be signed by a duly authorized officer. If a partnership, please sign in partnership name by an authorized person.

                   YOUR VOTE IS IMPORTANT!

If you do not vote by telephone or Internet, please sign and date this proxy card and return it promptly in the enclosed postage-paid envelope so your shares may be represented at the Meeting.

ê  Please fold and detach card at perforation before mailing.  ê

HCA Inc.	PROXY

THIS PROXY WILL BE VOTED AS SPECIFIED BELOW. IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSAL 1 AND AGAINST PROPOSAL 2.

1.	ELECTION OF DIRECTORS

Nominees:
	(01) Magdalena H. Averhoff, M.D.	(02) Jack O. Bovender, Jr.	(03) Richard M. Bracken	(04) Martin Feldstein
	(05) Thomas F. Frist, Jr., M.D.	(06) Frederick W. Gluck	(07) Glenda A. Hatchett	(08) Charles O. Holliday, Jr.
	(09) T. Michael Long	(10) John H. McArthur	(11) Kent C. Nelson	(12) Frank S. Royal, M.D
(13) Harold T. Shapiro

❑	FOR all nominees listed above	❑	WITHHOLD AUTHORITY
	(except as marked to the contrary below).		to vote for all nominees listed above.
Instruction: To withhold authority to vote for any individual Nominee, write that nominee’s name or number below:

2.	APPROVAL OF THE STOCKHOLDER PROPOSAL, AS DESCRIBED IN THE PROXY STATEMENT.

	❑ FOR	❑ AGAINST	❑ ABSTAIN

3.	IN THE DISCRETION OF THE PROXIES, ON ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING.

IMPORTANT – THIS PROXY MUST BE SIGNED AND DATED ON THE REVERSE SIDE.

Vote by Telephone
H C A c/o National City Bank Corporate Trust Operations Locator 5352 P.O. Box 94987 Cleveland, OH 44101-4900	Have your card available when you call the Toll-Free number 1-800-542-1160 using a touch-tone telephone. You will be prompted to enter your Control Number. Please follow the simple prompts that will be presented to you to record your vote.
              Vote by Internet
Have your card available when you access the website http://www.votefast.com. You will be prompted to enter your Control Number. Please follow the simple prompts that will be presented to you to record your vote.
                  Vote by Mail
Please mark, sign and date your card and return it in the postage-paid envelope provided or return it to: Stock Transfer Dept (HCA) National City Bank, P.O. Box 94987 Cleveland OH 44101-4900.

Vote by Telephone Call Toll-Free using a touch-tone telephone: 1-800-542-1160	Vote by Internet Access the Website and cast your vote: http://www.votefast.com	Vote by Mail Return your card in the Postage-Paid envelope provided

Vote 24 hours a day, 7 days a week!
Your telephone or Internet vote must be received by 11:59 p.m. Eastern Daylight Time on May 18, 2003 in order to be counted in the final tabulation.
If you vote by telephone or Internet, please do not send the card below by mail.

Your Control Number is:

Sign and date this card where indicated below.
ê  Please fold and detach card at perforation before mailing.  ê

HCA INC.
Voting Instructions to the Record Keeper of
the HCA Employee Stock Purchase Plan and the Triad Hospitals, Inc. Employee Stock Purchase Plan for the
2003 Annual Meeting of HCA Inc. Stockholders on May 22, 2003

The undersigned, a Participant in either the HCA Employee Stock Purchase Plan or the Triad Hospitals, Inc. Employee Stock Purchase Plan (individually, a “Plan” and together, the “Plans”) hereby instructs Computershare Trust Company, as record keeper for each of the Plans (the “Record Keeper”), to vote in accordance with the instructions on the reverse hereof all shares of common stock of HCA Inc. credited, as of April 1, 2003, to the account of the undersigned Participant under either Plan, and to represent the undersigned Participant at the 2003 Annual Meeting of Stockholders of HCA Inc. to be held at the executive offices of HCA located at One Park Plaza, Nashville, Tennessee on May 22, 2002 beginning at 1:30 p.m., Central Daylight Time, and any adjournments or postponements thereof.

Signature
Date:___________________________________ , 2003
Please date this card and sign your name exactly as it appears to the left.

                   YOUR VOTE IS IMPORTANT!

If you do not vote by telephone or Internet, please sign and date this voting instruction card and return it promptly in the enclosed postage-paid envelope so your shares may be represented at the Meeting.

ê  Please fold and detach card at perforation before mailing.  ê

Your shares will be voted as specified below. If no specification is made, the Record Keeper will vote FOR Proposal 1 and AGAINST Proposal 2.

1.	ELECTION OF DIRECTORS

Nominees:
	(01) Magdalena H. Averhoff, M.D.	(02) Jack O. Bovender, Jr.	(03) Richard M. Bracken	(04) Martin Feldstein
	(05) Thomas F. Frist, Jr., M.D.	(06) Frederick W. Gluck	(07) Glenda A. Hatchett	(08) Charles O. Holliday, Jr.
	(09) T. Michael Long	(10) John H. McArthur	(11) Kent C. Nelson	(12) Frank S. Royal, M.D
(13) Harold T. Shapiro

❑	FOR all nominees listed above	❑	WITHHOLD AUTHORITY
	(except as marked to the contrary below).		to vote for all nominees listed above.
Instruction: To withhold authority to vote for any individual Nominee, write that nominee’s name or number below:

2.	APPROVAL OF THE STOCKHOLDER PROPOSAL, AS DESCRIBED IN THE PROXY STATEMENT.

	❑ FOR	❑ AGAINST	❑ ABSTAIN

3.	IN THE DISCRETION OF THE RECORD KEEPER, ON ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING.

IMPORTANT – THIS CARD MUST BE SIGNED AND DATED ON THE REVERSE SIDE.